================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                                   -----------


                              AETHER SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

         COMMON STOCK                                     00808V105
--------------------------------------------------------------------------------
(TITLE OF CLASS OF SECURITIES)                          (CUSIP NUMBER)

                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[ ]  RULE 13D-1(C)
[X]  RULE 13D-1(D)

                                   ----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                               Page 1 of 12 Pages

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NY2:\929941\02\JXJP02!.DOC\69812.0229

------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       00808V105                               13G                         Page 2 of 12
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ------------------------------------------- -------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS GROUP PLC


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            N/A
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- -------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- -------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       ENGLAND & WALES

------------------------------- ----- ----------------------------------------- ---------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         2,828,055
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    2,828,055

------------------------- ----------------------------------------------------- ---------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,838,055
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- -------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ------------------------------------------------------------------------------------- -------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.5%

------------------------- ------------------------------------------- -------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- -------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       2

------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       00808V105                               13G                         Page 3 of 12
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ------------------------------------------- -------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS MARKETCLIP HOLDINGS SARL.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            N/A
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- -------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- -------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       SWITZERLAND

------------------------------- ----- ----------------------------------------- ---------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         2,828,055
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    2,828,055

------------------------- ----------------------------------------------------- ---------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,828,055.
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- -------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ------------------------------------------------------------------------------------- -------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.5%

------------------------- ------------------------------------------- -------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- -------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       3

------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       00808V105                               13G                         Page 4 of 12
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ------------------------------------------- -------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS GROUP OVERSEAS HOLDINGS (UK) LIMITED.


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            N/A
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- -------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- -------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       ENGLAND & WALES

------------------------------- ----- ----------------------------------------- ---------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         2,828,055
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    2,828,055

------------------------- ----------------------------------------------------- ---------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,828,055.
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- -------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ------------------------------------------------------------------------------------- -------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.5%

------------------------- ------------------------------------------- -------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- -------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       4

------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       00808V105                               13G                        Page 5 of 12
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ------------------------------------------- -------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS GROUP OVERSEAS HOLDING BV


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            N/A
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- -------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- -------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       THE NETHERLANDS

------------------------------- ----- ----------------------------------------- ---------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         2,828,055
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    2,828,055

------------------------- ----------------------------------------------------- ---------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,828,055.
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- -------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ------------------------------------------------------------------------------------- -------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.5%

------------------------- ------------------------------------------- -------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- -------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       5

------------------------------- -------------------------------------           ---------------------------------------------------
CUSIP No.                       00808V105                               13G                         Page 6 of 12
------------------------------- -------------------------------------           ---------------------------------------------------

------------------------- ------------------------------------------- -------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  REUTERS HOLDINGS SWITZERLAND SA


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            N/A
                          (ENTITIES ONLY):
------------------------- ------------------------------------------------------------------------------------- -------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (A) [X]
                                                                                                                      (B) [ ]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- -------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       SWITZERLAND

------------------------------- ----- ----------------------------------------- ---------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ----------------------------------------- ---------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         2,828,055
           OWNED BY
                                ----- ----------------------------------------- ---------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ----------------------------------------- ---------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    2,828,055

------------------------- ----------------------------------------------------- ---------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              2,828,055.
                          REPORTING PERSON:

------------------------- ------------------------------------------------------------------------------------- -------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [ ]

------------------------- ------------------------------------------------------------------------------------- -------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.5%

------------------------- ------------------------------------------- -------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   CO
------------------------- ------------------------------------------- -------------------------------------------------------------


*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1. NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  (a) and (b). This Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.01 (the "Common Stock") of Aether Systems, Inc., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 11460 Cronridge Drive, Owings Mills, Maryland, 21117.

ITEM 2. NAME OF PERSON FILING

                  (a) - (c). This Schedule 13G is being filed by Reuters Group PLC, for and on behalf of itself, together with Reuters Market Clip Holdings Sarl, Reuters Holdings Switzerland SA, Reuters Overseas Holdings B.V. and Reuters Group Overseas Holdings (UK) Limited (together with Reuters Group PLC, the "Reporting Persons"). Reuters Market Clip Holdings Sarl is a wholly owned subsidiary of Reuters Holdings Switzerland SA, which is a wholly owned subsidiary of Reuters Overseas Holdings BV, which is a wholly owned subsidiary of Reuters Group Overseas Holdings (UK) Limited which is a wholly owned subsidiary of Reuters Group PLC.

                  Reuters Group PLC is an English company with its principal business office located at 85 Fleet Street, London EC4P 4AJ, England. Reuters Market Clip Holdings Sarl is a Swiss company with its principal business office located at 153 route Thonon, 1245 Collonge-Bellerive, Geneva, Switzerland. Reuters Holdings Switzerland SA is a Swiss company with its principal business office located at 153 route Thonon, 1245 Collonge-Bellerive, Geneva, Switzerland. Reuters Overseas Holdings BV is a Netherlands company with its principal business office located at Drentestraat 11, 1083 HK Amsterdam, The Netherlands. Reuters Group Overseas Holdings (UK) Limited is an English company with its principal business office located at 85 Fleet Street, London, EC4P 4AJ, England.

                  (d) - (e). This statement relates to the Common Stock of the Issuer, par value $.01 per share. The CUSIP Number for such shares is 00808V105.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS:

                           (a) [ ] Broker or dealer registered under Section 15
                  of the Exchange Act;

                           (b) [ ] Bank as defined in Section 3(a)(6) of the
                  Exchange Act;

                           (c) [ ] Insurance company as defined in Section
                  3(a)(19) of the Exchange Act;

                           (d) [ ] Investment company registered under Section 8
                  of the Investment Company Act;

                           (e) [ ] An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

                           (f) [ ] An Employee benefit plan or endowment fund in
                  accordance with Rule 13d-1(b)(1)(ii)(F);

                           (g) [ ] A Parent holding company or control person in
                  accordance with Rule 13d-1(b)(1)(ii)(G);


                                    7 of 12

                           (h) [ ] A Savings association as defined in Section
                  3(b) of the Federal Deposit Insurance Act;

                           (i) [ ] A Church plan that is excluded from the
                  definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                           (j) [ ] Group, in accordance with Rule
                  13d-1(b)(1)(ii)(J).

                  Not applicable.

ITEM 4. OWNERSHIP

                  (a) - (c). The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based upon 37,852,750 shares of Common Stock outstanding as of March 22, 2000 as stated in the Issuer's Proxy Statement dated March 30, 2000.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |_|.

                  Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  See item 2.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See item 2.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10. CERTIFICATION

                  Not applicable.

             [The remainder of this page intentionally left blank.]


                                    8 of 12

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 6, 2000.



                                REUTERS GROUP PLC


                                By:    /s/  R.E.S. Martin
                                   ------------------------
                                Name:  R.E.S. Martin
                                Title: Secretary


                                REUTERS MARKET CLIP HOLDINGS SARL


                                By:    /s/  Ian Kleinman
                                   ------------------------
                                Name:  Ian Kleinman
                                Title: Director


                                REUTERS HOLDINGS SWITZERLAND SA


                                By:    /s/  Ian Kleinman
                                   ------------------------
                                Name:  Ian Kleinman
                                Title: Director


                                REUTERS OVERSEAS HOLDINGS BV


                                By:    /s/  T.A.M. Hakvoort
                                   --------------------------
                                Name:  T.A.M. Hakvoort
                                Title: Director


                                REUTERS GROUP OVERSEAS HOLDINGS (UK)
                                LIMITED


                                By:    /s/ R.E.S. Martin
                                   -----------------------
                                Name:  R.E.S. Martin
                                Title: Secretary



                                    9 of 12

                                  EXHIBIT INDEX


Exhibit No.                        Document                            Page No.
-----------                        --------                            --------
     1                Joint Filing Agreement, dated                       11
                      September 6, 2000, among the Reporting
                      Persons to file joint statement on
                      Schedule 13G.






                                    10 of 12